Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Strong Sales, Gross Margin and Profit Growth For Fiscal 2022 First Quarter; Share Repurchases of $75 Million

Q1 GAAP Diluted EPS of $0.60; Adjusted Diluted EPS of $0.63

Q1 GAAP Operating Margin of 11.5%; Adjusted Operating Margin of 11.9%

DENTON, Texas, February 2, 2022 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its first quarter ended December 31, 2021. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2022 First Quarter Summary

•	Consolidated net sales increased 4.7% to $980 million versus the prior year with a comparable sales increase of 6.1%;
•	Global e-commerce sales were $81 million, representing 8.3% of net sales;
•	Gross margin of 51.0%, up 70 basis points compared to the prior year;
•	GAAP operating earnings of $113 million and GAAP operating margin of 11.5%, Adjusted Operating Earnings of $117 million and Adjusted Operating Margin of 11.9%;
•	Interest expense of $20 million compared to $26 million in the prior year, reflecting the Company’s deleveraging actions;
•	GAAP diluted net earnings per share of $0.60 and Adjusted Diluted Net Earnings Per Share of $0.63, an increase of 26% compared to the prior year; and
•	Repurchased 3.7 million shares at an aggregate cost of $75 million.

“We are pleased to begin the new fiscal year with solid financial results, highlighted by comparable sales growth of 6.1%, strong gross margin of 51.0% and significantly improved profitability,” said Denise Paulonis, president and chief executive officer. “Our first quarter performance reflects strong demand for our core categories of color and care among both the DIY enthusiast and professional stylist and also demonstrated our ability to navigate and effectively manage the dynamic macro supply chain environment. Strong business performance and a solid balance sheet enabled us to return value to our shareholders through the repurchase of $75 million of SBH shares during the quarter.”

“We are proud of our teams for their strong operational execution and ongoing commitment to prioritize our Sally and BSG customers. We remain focused on our roadmap for fiscal 2022, which  includes leveraging our digital platform, driving loyalty and personalization, delivering product innovation and advancing our supply chain. We believe the business is well positioned to benefit from ongoing demand for our products and services, pursue new growth opportunities and build long-term shareholder value.”

Fiscal 2022 First Quarter Operating Results

First quarter consolidated net sales were $980.3 million, an increase of 4.7% compared to the prior year, with a comparable sales increase of 6.1%. The Company was operating 136 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had no impact on consolidated net sales for the quarter. Global e-commerce sales were $81 million or 8.3% of net sales for the quarter.

Consolidated gross profit for the first quarter was $500.1 million compared to $470.7 million in the prior year, an increase of 6.2%. Consolidated gross margin was 51.0%, an increase of 70 basis points compared to 50.3% in the prior year, primarily reflecting higher product margins at both Sally Beauty and Beauty Systems Group, partially offset by higher distribution and freight costs.

Selling, general and administrative (SG&A) expenses totaled $386.3 million for the quarter, up $20.1 million compared to the prior year, driven primarily by increased labor costs, increased expenses from international markets related to re-opening and planned marketing investments. As a percentage of sales, SG&A expenses were 39.4% compared to 39.1% in the prior year.

GAAP operating earnings and operating margin in the first quarter were $112.8 million and 11.5%, compared to $104.3 million and 11.1%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s previously announced restructuring efforts, COVID-19 related net expenses and other adjustments in both quarters, were $116.6 million and 11.9%, compared to $104.5 million and 11.2%, in the prior year.

GAAP net earnings in the first quarter were $68.8 million, or $0.60 per diluted share, compared to GAAP net earnings of $57.2 million, or $0.50 per diluted share in the prior year. Adjusted Net Earnings were $71.8 million, or $0.63 per diluted share, compared to Adjusted Net Earnings of $57.4 million, or $0.50 per diluted share in the prior year. Adjusted EBITDA in the first quarter was $145.0 million, an increase of 8.4% compared to the prior year, and Adjusted EBITDA Margin was 14.8%, an increase of 50 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of December 31, 2021, the Company had cash and cash equivalents of $298 million and no borrowings outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was approximately $1 billion, up 12% versus a year ago, as inventory levels increased as part of the Company’s risk mitigation strategy to protect against potential, continued supply chain disruptions. First quarter cash flow from operations was a use of cash of $5.7 million, driven by the expected carryover of working capital requirements from the fourth quarter of fiscal 2021 and the planned increase in inventory during the first quarter of fiscal 2022 as part of the risk mitigation strategy. Capital expenditures in the quarter totaled $26.4 million.

In the first quarter, the Company used excess cash to repurchase 3.7 million shares at an aggregate cost of $75.0 million. Additionally, the Company ended the quarter with a net debt leverage ratio of 1.87x.

Fiscal 2022 First Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $561.5 million in the quarter, an increase of 2.5% compared to the prior year. The segment had an unfavorable impact of 20 basis points from foreign currency translation on reported sales and operated 116 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $32 million or 5.8% of segment net sales for the quarter.

•

Segment comparable sales increased 4.4% in the first quarter. The Sally Beauty businesses in the U.S. and Canada represented 78% of segment net sales for the quarter and had a comparable sales increase of 1.9%.

•	At the end of the quarter, net store count was 3,529, a decrease of 116 stores compared to the prior year.
•

Gross margin increased by 70 basis points to 58.4% compared to the prior year, with the Sally Beauty business in the U.S. and Canada delivering gross margin of 61.4%. Higher gross margin was primarily driven by pricing leverage, partially offset by higher distribution and freight costs.

•

GAAP operating earnings were $100.6 million compared to $95.1 million in the prior year, representing an increase of 5.8% compared to the prior year. GAAP operating margin increased to 17.9% compared to 17.4% in the prior year.

Beauty Systems Group

•

Segment net sales were $418.7 million in the quarter, an increase of 7.8% compared to the prior year. The segment had a favorable impact from foreign currency translation of approximately 30 basis points on reported sales and operated 20 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $49 million or 11.6% of segment net sales for the quarter.

•	Segment comparable sales increased 8.6% in the first quarter.
•	At the end of the quarter, net store count was 1,364, a decrease of 20 stores compared to the prior year.
•	Gross margin increased 120 basis points to 41.1% in the quarter compared to the prior year, driven primarily by pricing leverage.
•

GAAP operating earnings were $58.5 million in the quarter, an increase of 20.5% compared to $48.6 million in the prior year. GAAP operating margin in the quarter was 14.0% compared to 12.5% in the prior year.

•	At the end of the quarter, there were 719 distributor sales consultants compared to 702 in the prior year.

Fiscal Year 2022 Guidance

Notwithstanding the backdrop of a dynamic macro environment, including the recent omicron surge and supply chain challenges, the Company is reiterating its full year guidance for fiscal year 2022 as outlined below:

•	Net sales are expected to increase 3% to 4% compared to the prior year;
•	Net store count is expected to decrease by approximately 1% to 2% for the fiscal year, reflecting the Company’s focus on optimizing its store portfolio;
•	Gross margin is expected to expand by 40 to 60 basis points compared to the prior year;
•	GAAP operating margin is expected to increase by approximately 90 to 110 basis points compared to fiscal year 2021; and
•	Adjusted Operating Margin is expected to be approximately flat compared to fiscal year 2021.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, February 2, 2022. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 291-4185 (International: (409) 207-6997) and referencing the access code 567981#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q1 Earnings Presentation and entering the event password 8v2GFDaWXc9. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 2, 2022, through February 16, 2022, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 1401790#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2021. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Selling, General and Administrative Expenses; (2) Adjusted EBITDA and EBITDA Margin; (3) Adjusted Operating Earnings and Operating Margin; (4) Adjusted Net Earnings; (5) Adjusted Diluted Net Earnings Per Share; and (6) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19 and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19 and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Comparable Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2021	2020	Percentage Change
Net sales	$980,251	$936,022	4.7%
Cost of products sold	480,122	465,298	3.2%
Gross profit	500,129	470,724	6.2%
Selling, general and administrative expenses	386,250	366,170	5.5%
Restructuring	1,099	232	373.7%
Operating earnings	112,780	104,322	8.1%
Interest expense	20,241	25,978	(22.1)%
Earnings before provision for income taxes	92,539	78,344	18.1%
Provision for income taxes	23,701	21,153	12.0%
Net earnings	$68,838	$57,191	20.4%

Earnings per share:
Basic	$0.61	$0.51	19.6%
Diluted	$0.60	$0.50	20.0%

Weighted average shares:
Basic	111,995	112,475
Diluted	113,968	113,828
			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	50.3%	70
Selling, general and administrative expenses	39.4%	39.1%	30
Consolidated operating margin	11.5%	11.1%	40

Effective tax rate	25.6%	27.0%	(140)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2021	September 30, 2021
Cash and cash equivalents	$298,140	$400,959
Trade and other accounts receivable	66,156	66,581
Inventory	1,005,838	871,349
Other current assets	45,396	44,686
Total current assets	1,415,530	1,383,575
Property and equipment, net	293,871	307,377
Operating lease assets	531,657	537,673
Goodwill and other intangible assets	594,603	596,741
Other assets	20,281	21,766
Total assets	$2,855,942	$2,847,132

Current maturities of long-term debt	$184	$194
Accounts payable	346,302	291,632
Accrued liabilities	151,938	206,155
Current operating lease liabilities	154,465	156,234
Income taxes payable	28,863	10,666
Total current liabilities	681,752	664,881
Long-term debt, including capital leases	1,381,926	1,382,530
Long-term operating lease liabilities	406,362	404,147
Other liabilities	17,268	29,056
Deferred income tax liabilities, net	87,613	85,777
Total liabilities	2,574,921	2,566,391
Total stockholders’ equity	281,021	280,741
Total liabilities and stockholders’ equity	$2,855,942	$2,847,132

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2021	2020	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$561,530	$547,670	2.5%
Beauty Systems Group ("BSG")	418,721	388,352	7.8%
Total net sales	$980,251	$936,022	4.7%

Operating earnings:
SBS	$100,623	$95,128	5.8%
BSG	58,546	48,572	20.5%
Segment operating earnings	159,169	143,700	10.8%

Unallocated expenses (1)	45,290	39,146	15.7%
Restructuring	1,099	232	373.7%
Interest expense	20,241	25,978	(22.1)%
Earnings before provision for income taxes	$92,539	$78,344	18.1%

Segment gross margin:	2021	2020	Basis Point Change
SBS	58.4%	57.7%	70
BSG	41.1%	39.9%	120

Segment operating margin:
SBS	17.9%	17.4%	50
BSG	14.0%	12.5%	150
Consolidated operating margin	11.5%	11.1%	40

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2021
	As Reported (GAAP)	Restructuring and Other (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$386,250	$(1,573)	$(1,140)	$383,537
SG&A expenses, as a percentage of sales	39.4%			39.1%
Operating earnings	112,780	2,672	1,140	116,592
Operating margin	11.5%			11.9%
Earnings before provision for income taxes	92,539	2,672	1,140	96,351
Provision for income taxes (3)	23,701	596	294	24,591
Net earnings	$68,838	$2,076	$846	$71,760

Earnings per share:
Basic	$0.61	$0.02	$0.01	$0.64
Diluted	$0.60	$0.02	$0.01	$0.63

	Three Months Ended December 31, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$366,170	$-	$45	$366,215
SG&A expenses, as a percentage of sales	39.1%			39.1%
Operating earnings	104,322	232	(45)	104,509
Operating margin	11.1%			11.2%
Earnings before provision for income taxes	78,344	232	(45)	78,531
Provision for income taxes (3)	21,153	34	(12)	21,175
Net earnings	$57,191	$198	$(33)	$57,356

Earnings per share:
Basic	$0.51	$0.00	$(0.00)	$0.51
Diluted	$0.50	$0.00	$(0.00)	$0.50

(1)  For the three months ended December 31, 2021, restructuring and other represents expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period. For the three months ended December 31, 2020, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan and Project Surge.

(2)  For the three months ended December 31, 2021, COVID-19 expenses primarily represents costs associated with facility cleaning and COVID testing. For the three months ended December 31, 2020, COVID-19 expenses represents an adjustment to an employee retention payroll tax credit.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2021	2020	Percentage Change
Net earnings	$68,838	$57,191	20.4%
Add:
Depreciation and amortization	24,421	26,386	(7.4)%
Interest expense	20,241	25,978	(22.1)%
Provision for income taxes	23,701	21,153	12.0%
EBITDA (non-GAAP)	137,201	130,708	5.0%
Share-based compensation	3,958	2,893	36.8%
Restructuring and other	2,672	232	1051.7%
COVID-19	1,140	(45)	2633.33%
Adjusted EBITDA (non-GAAP)	$144,971	$133,788	8.4%

			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.8%	14.3%	50

Operating Free Cash Flow:	2021	2020	Percentage Change
Net cash (used) provided by operating activities	$(5,685)	$38,986	(114.6)%
Less:
Payments for property and equipment, net	26,390	15,483	70.4%
Operating free cash flow (non-GAAP)	$(32,075)	$23,503	(236.5)%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of December 31,
	2021	2020	Change
Number of stores:
SBS:
Company-operated stores	3,527	3,637	(110)
Franchise stores	2	8	(6)
Total SBS	3,529	3,645	(116)
BSG:
Company-operated stores	1,233	1,250	(17)
Franchise stores	131	134	(3)
Total BSG	1,364	1,384	(20)
Total consolidated	4,893	5,029	(136)

Number of BSG distributor sales consultants	719	702	17

BSG distributor sales consultants (DSC) include 187 and 180 sales consultants employed by our franchisees at December 31, 2021 and 2020, respectively.

	Three Months Ended December 31,
	2021	2020	Basis Point Change
Comparable sales growth (decline):
SBS	4.4%	(3.9)%	830
BSG	8.6%	(6.4)%	1,500
Consolidated	6.1%	(4.9)%	1,100

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.